SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2012

American Sands Energy Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53167	87-0405708
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

4760 South Highland Drive, Suite 341, Salt Lake City, Utah	84117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 699-3966

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 1.01     Entry into a Material Definitive Agreement.

Effective January 24, 2012, American Sands Energy Corp. (the “Company”) entered into a License, Development and Engineering Agreement with Universal Oil Recovery Corp. and SRS International (the “License Agreement”) whereby the Company was granted an exclusive non-transferable license to use certain technology in its proposed business to extract bitumen from tar sands and oil sands. The territory covered by the agreement includes the State of Utah and any other geographic location in which a future designated project is commenced by or through the Company. In conjunction with the License Agreement, and as disclosed more fully below in response to Item 1.02, the Company terminated its operating agreement with Bleeding Rock LLC (“Bleeding Rock”) under which Bleeding Rock had licensed rights to use similar technology to the Company. The License Agreement also designates the Company as an “authorized agent” in representing the owner of the technology in future projects. William C. Gibbs, the President, a director, and principal shareholder of the Company, is an owner and manager of Bleeding Rock.

The License Agreement requires the licensing parties to provide demonstration equipment for the process by which their proprietary solvent extracts bitumen from oil sands and to demonstrate the process on up to 150 tons of oil sands. The term of the License Agreement is for 20 years and so long thereafter as production of products using the technology is commercially and economically feasible.

Upon successful completion of the demonstration project, the Company and the owners of the technology have agreed to enter into a project development agreement whereby the Company and such owners will engineer, design and construct a facility capable of processing up to 3000 barrels per day of bitumen from oil sand ore.

The owners of the technology may terminate the License Agreement if the Company fails to use commercially reasonable efforts to develop its tar sands projects. The Company may terminate the agreement if the technology owners breach any of their obligations under the agreement, including representations that the solvent is suitable for the Company’s Sunnyside project, or if the demonstration project is unsuccessful.

Contemporaneous with the execution of the License Agreement described above and the Termination Agreement described in Item 1.02 below, the Company entered into a Gross Royalty Agreement with Bleeding Rock whereby the Company is obligated to pay a royalty equal to 1.5% of the gross receipts from future projects using the technology, excluding the current project in Sunnyside, Utah.

As of the date of the Termination Agreement, Green River Resources, Inc. (“GRR”), a wholly owned subsidiary of the Company, owed $1,446,551.00 to Bleeding Rock payable under the terms of the Operating Agreement. In connection with the termination of the Operating Agreement, GRR issued a 5% convertible promissory note to Bleeding Rock for this amount. The note is due and payable in one year from the date of the note and is convertible into shares of the Company’s common stock any time before maturity at the rate of one share for each $0.50 of principal or interest converted. The Company is not responsible for the repayment of the note issued by GRR

Item 1.02 Termination of a Material Definitive Agreement.

Effective January 24, 2012, the Company entered into a Termination Agreement with GRR (the “Termination Agreement”). The purpose of the agreement was to terminate the Operating Agreement dated May 31, 2005, as amended, between Bleeding Rock and GRR (the “Operating Agreement”). Pursuant to the Operating Agreement GRR had obtained the rights through Bleeding Rock to utilize a process for the development, engineering and extraction of hydrocarbons from tar sands. In light of conversations with potential investors, the Company determined that having the technology licensed directly to the Company rather than through Bleeding Rock and the Operating Agreement would be beneficial to fund raising prospects. As a result, the Company entered into the License Agreement described in Item 1.01 above. In partial consideration for Bleeding Rock agreeing to terminate the Operating Agreement, the Company granted the royalty described in Item 1.01 above. In addition, the Termination Agreement included mutual releases relating to the Operating Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Sands Energy Corp.

By:	/s/ William C. Gibbs
William C. Gibbs, President

Date:  January 30, 2012

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